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                                                                    Exhibit 21.1

                           Subsidiaries of Registrant

NAME                                                  JURISDICTION


The Offshore Drilling Company                         Delaware
TODCO Mexico Inc.                                     Delaware
Servicios TODCO S. de R.L. de C.V.                    Mexico
TODCO Management Services Inc.                        Delaware
Cliffs Drilling Company                               Delaware
Todco Trinidad Ltd.                                   Cayman Islands
Cliffs Drilling Trinidad LLC                          Delaware
Cliffs Drilling (Barbados) Holdings SRL               Barbados
Cliffs Drilling (Barbados) SRL                        Barbados
Cliffs Drilling Trinidad Offshore Limited LLC         Trinidad
Servicios Integrados Petroleros C.C.I.S.A. (66%)      Venezuela
Perforaciones Falrig de Venezuela, C.A.               Venezuela


All subsidiaries 100% unless otherwise noted